FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG SALES AND PROFIT GROWTH IN THIRD QUARTER AND UPDATES 2017 FINANCIAL OUTLOOK
SPARKS, Md., September 28, 2017 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2017 and provided its latest financial outlook for fiscal year 2017.

•	Sales rose 9% in the third quarter from the year-ago period. In constant currency, the company grew sales 8%, with strong results in both the consumer and industrial segments.

•
Operating income was $169 million in the third quarter compared to $168 million in the year-ago period. Adjusted operating income was $204 million, an 18% increase from $172 million in the third quarter of 2016, and a 19% increase in constant currency.

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Earnings per share was $0.85 in the third quarter compared to $1.00 in the year-ago period with the decrease driven by transaction and integration expenses from the Reckitt Benckiser Foods (RB Foods) acquisition. Adjusted earnings per share rose 9% to $1.12 from $1.03 in the year ago period.

•
For the 2017 fiscal year, McCormick updated its financial outlook to reflect both its base business and the acquisition of RB Foods. McCormick expects to increase sales year-on-year by 9% to 10%, which is a constant currency projected growth rate of 10% to 11%. The company expects to achieve earnings per share of $3.69 to $3.73 in fiscal year of 2017, compared to $3.69 in 2016. Adjusted earnings per share is expected to be $4.20 to $4.24, which is an increase of 11% to 12% from $3.78 in 2016.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “Our strong third quarter financial results continue our growth momentum and reflect the effectiveness of our strategies and engagement of our employees around the world. We are driving both sales growth and significant productivity improvements resulting in adjusted operating margin expansion. Both our consumer and industrial segments contributed to our constant currency sales growth of 8%. Our consumer segment delivered base and new product sales growth from the year ago period, led by the Americas. Our industrial business delivered excellent sales growth across all regions driven by new products, expanded distribution, and customer intimacy. In addition to our strong base business and new product growth, the acquisitions of RB Foods and Giotti contributed to higher sales as valuable additions to our global portfolio of flavors. Through the third quarter, we have grown year to date sales 6% in constant currency.
"McCormick is a global leader in flavor - a growing and advantaged business platform. The RB Foods acquisition is an exciting milestone for McCormick which strengthens our flavor leadership with the addition of the iconic French's and Frank's RedHot brands to our portfolio. We are continuing to capitalize on the global and growing consumer interest in healthy, flavorful eating, the source and quality of ingredients, and sustainable and socially responsible practices. We are aligned with the increased demand for great taste and healthy eating and are confident in our plans to drive growth through new products across both of our segments, through strong brand marketing programs and additional opportunities to expand distribution. We are balancing our resources and efforts to drive sales with our work to lower costs, and are on-track to achieve at least $105 million of cost savings in 2017 led by our Comprehensive Continuous Improvement (CCI) program.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are well-positioned to deliver excellent financial results in 2017 and build value for our shareholders."
Third Quarter 2017 Results
McCormick reported a 9% sales increase in the third quarter from the year-ago period, including a 1% favorable impact from currency. Consumer segment sales grew by 5% with minimal impact from currency. The consumer segment sales increase was primarily driven by solid U.S. base business and new product growth in the Americas and the incremental impact of RB Foods, acquired in August 2017. These sales increases for the consumer segment were offset in part by the impact of a challenging retail environment in the U.K. Industrial segment sales grew by 14%, with minimal impact from currency. Industrial sales growth was driven by increased sales across all regions, including the incremental impact of the acquisitions of Giotti, acquired in December 2016 and RB Foods. Across both segments, acquisitions contributed 4% to the sales growth in the third quarter of 2017. In constant currency, the company grew sales 8%.

Operating income was $169 million in the third quarter compared to $168 million in the year-ago period. This increase was due to higher sales, a shift in the portfolio to more value added products, CCI-led cost savings and favorable selling, general and administrative costs, offset in part by an increase in transaction and integration expenses from the acquisition of RB Foods. The company recognized $30 million of transaction and integration expenses in operating income related to the RB Foods acquisition in the third quarter of 2017. The company recorded $5 million of special charges in the third quarter of 2017 related to organization and streamlining actions versus $4 million in 2016. Excluding transaction and integration expenses as well as special charges adjusted operating income was $204 million compared to $172 million of adjusted operating income in the year-ago period. In constant currency, the company grew adjusted operating income 19%.
Earnings per share was $0.85 in the third quarter of 2017 compared to $1.00 in the year-ago period. Transaction and integration expenses, including $15 million of other debt costs, as well as special charges lowered earnings per share by $0.27 and $0.03 in 2017 and 2016, respectively. The decrease in earnings per share was driven by the RB Foods' transaction and integration expenses. Excluding the impact of transaction and integration expenses as well as special charges, adjusted earnings per share was $1.12 in the third quarter of 2017 compared to $1.03 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher operating income.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the third quarter of 2017 was $303 million compared to $322 million for the first three quarters of 2016. The decrease was mainly due to the timing of income tax payments and incentive compensation payments related to 2016's financial performance as well as payments related to the RB Foods' transaction expenses.
2017 Financial Outlook
For the 2017 fiscal year, McCormick updated its financial outlook to reflect its year-to-date performance and growth momentum, the acquisition of RB Foods and a lower impact from unfavorable foreign currency on earnings per share.
In 2017, McCormick expects to grow sales 9% to 10% compared to 2016. Excluding the impact of unfavorable currency rates, the projected growth is 10% to 11%. The company expects to drive sales growth with new products, brand marketing, expanded distribution and the incremental sales impact of acquisitions. Sales growth is also expected to be driven by pricing actions that are intended to offset an anticipated mid-single digit increase in material costs. The company has plans to achieve at least $105 million of CCI and intends to use these savings to improve margins, fund a high-single digit increase in brand marketing, and as a further offset to increased material costs.
Operating income in 2017 is expected to grow 10% to 11% from $641 million of operating income in 2016. Transaction and integration expenses from the RB Foods acquisition of approximately $62 million are currently projected to impact operating income for 2017. Special charges of approximately $22 million are currently projected for 2017 that related to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2017 and 2016, the expected growth in adjusted operating income is 20% to 21% from adjusted operating income of $657 million in 2016. Excluding the estimated impact of unfavorable currency rates, the expected year on year increase in adjusted operating income is 21% to 22%.
McCormick projects 2017 earnings per share to be in the range of $3.69 to $3.73 compared to $3.69 of earnings per share in 2016. Excluding an estimated $0.51 impact of transaction and integration expenses, including other debt costs, from RB Foods as well as special charges in 2017, the company's adjusted earnings per share is projected to be in the range of $4.20 to $4.24. This is an increase of 11% to 12% from adjusted earnings per share of $3.78 in 2016. This range of growth includes an estimated unfavorable impact of 1 percentage point from currency rates. For fiscal year 2017, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2017	8/31/2016	8/31/2017	8/31/2016
Net sales	$696.8	$662.0	$1,991.8	$1,937.6
Operating income	117.2	124.9	300.9	300.8
Operating income, excluding special charges, transaction and integration expenses	139.7	127.3	328.9	308.0
The company grew consumer segment sales 5% when compared to the third quarter of 2016 with minimal impact from currency.

•
Consumer sales in the Americas rose 7% with minimal impact from currency and RB Foods contributing 3% to sales growth. The company also increased sales driven by pricing, new products and expanded distribution. Growth was achieved across the portfolio including McCormick and Lawry's brand spices and seasonings, Grill Mates, Gourmet Garden and Stubb's products as well as McCormick brand recipe mixes. Partially offsetting the growth was sales weakness in Zatarain's products.

•
Consumer sales in Europe, Middle East and Africa (EMEA) increased 1%. In constant currency, sales decreased 2% from the year-ago period mainly due to weak sales in the U.K. where the retail environment has been challenging.

•	Third quarter consumer sales in the Asia/Pacific region rose 2% and in constant currency, sales rose 3%. The sales growth was led by China and India.
Consumer segment operating income, excluding transaction and integration expenses and special charges, rose 10% to $140 million for the third quarter of 2017 compared to $127 million in the year-ago period. In constant currency, adjusted operating income rose 9%. The favorable impact of higher sales, CCI-led cost savings and favorable selling, general and administrative costs more than offset the unfavorable impact of increases in material costs and brand marketing.
Industrial Segment

(in millions)	Three months ended		Nine months ended
	8/31/2017	8/31/2016	8/31/2017	8/31/2016
Net sales	$488.4	$429.0	$1,351.4	$1,246.9
Operating income	51.5	42.9	134.6	121.1
Operating income, excluding special charges, transaction and integration expenses	64.1	44.8	150.0	123.7
Industrial segment sales increased 14% from the third quarter of 2016 with minimal impact from currency and increases in each of the company's three regions.

•
Industrial sales in the Americas drove broad based growth of 10% from the year-ago period with minimal impact from currency. This was led by continued growth momentum in branded foodservice in addition to sales growth with packaged food companies and quick service restaurants. Incremental sales from RB Foods contributed 4% to sales growth.

•
In EMEA, industrial sales grew 27% in the third quarter. In constant currency, sales rose 31%, with sales from Giotti contributing 25% to this growth. Sales to both quick service restaurants and packaged food companies increased during the period. Industrial sales in this region were unfavorably impacted by the discontinuation of a lower margin business.

•
Industrial sales in the Asia/Pacific region increased 16% in the third quarter of 2017 versus the same period in 2016 and in constant currency, the increase was 17%. The growth was driven by new products and promotional activities of quick service restaurants.

Industrial segment operating income, excluding transaction and integration expenses and special charges, rose 43% to $64 million for the third quarter of 2017 compared to $45 million in the year-ago period. In constant currency, adjusted operating income rose 44%. The favorable impact of higher sales, product mix, CCI-led cost savings and favorable selling, general and administrative costs, more than offset the unfavorable impact of increases in material costs and brand marketing.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of items associated with our acquisition of RB Foods on August 17, 2017 (in particular, the amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold, transaction and integration expenses, and other debt costs) as these items significantly impact comparability between years. Adjusted operating income, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include the amortization of the acquisition-date inventory fair value adjustment within cost of goods sold as acquired inventory is sold. In our consolidated income statement, we include a separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. In our consolidated income statement, we include a separate line item captioned “Other debt costs” in arriving at our consolidated net income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Global Industrial Segment and McCormick International; President Global Consumer Segment and North America; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consists of expenses associated with the acquisition or integration of the RB Foods business. These costs are anticipated to be incurred through fiscal 2018 and primarily consist of amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold; outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition, including the costs related to the Bridge financing commitment that is included in other debt costs.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, the impact of the acquisition date-inventory fair value adjustment on cost of goods sold, transaction and integration expenses, and other debt costs provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2017	8/31/2016	8/31/2017	8/31/2016
Operating income	$168.7	$167.8	$435.5	$421.9
Impact of transaction and integration expenses (1)	30.4	—	30.4	—
Impact of special charges (2)	4.7	4.3	13.0	9.8
Adjusted operating income	$203.8	$172.1	$478.9	$431.7
% increase versus prior period	18.4%		10.9%

Net income	$108.2	$127.7	$301.7	$314.9
Impact of transaction and integration expenses (1)	31.1	—	31.1	—
Impact of special charges (2)	3.2	3.4	9.1	7.4
Adjusted net income	$142.5	$131.1	$341.9	$322.3
% increase versus prior period	8.7%		6.1%

Earnings per share - diluted	$0.85	$1.00	$2.37	$2.46
Impact of transaction and integration expenses (1)	0.24	—	0.24	—
Impact of special charges (2)	0.03	0.03	0.08	0.05
Adjusted earnings per share - diluted	$1.12	$1.03	$2.69	$2.51
% increase versus prior period	8.7%		7.2%

(1)
The following reconciles the transaction and integration expenses related to the acquisition of RB Foods that are recorded in our consolidated income statement for the three and nine months ended August 31, 2017 (in millions, except per share amounts):

	Transaction and integration expenses included in cost of goods sold	$5.9
	Reflected in transaction and integration expenses	24.5
	Transaction and integration expenses included in operating income	30.4
	Transaction and integration expenses included in other debt costs	15.4
	Total pre-tax transaction and integration expenses	45.8
	Less: Tax effect	(14.7)
	Total after-tax transaction and integration expenses	$31.1
	Impact of total after-tax transaction and integration expenses on diluted earnings per share
	For the three months ended August 31, 2017	$0.24
	For the nine months ended August 31, 2017	$0.24

(2)
Total special charges of $4.7 million and $13.0 million for the three and nine months ended August 31, 2017 are net of taxes of $1.5 million and $3.9 million, respectively. Total special charges of $4.3 million and $9.8 million for the three and nine months ended August 31, 2016 are net of taxes of $0.9 million and $2.4 million, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	7.0%	0.1%	6.9%
EMEA	1.3%	3.6%	(2.30)%
Asia/Pacific	2.5%	(0.50)%	3.0%
Total consumer segment	5.3%	0.7%	4.6%
Industrial segment
Americas	9.9%	0.3%	9.6%
EMEA	26.6%	(4.20)%	30.8%
Asia/Pacific	16.4%	(0.20)%	16.6%
Total industrial segment	13.8%	(0.60)%	14.4%
Total net sales	8.6%	0.2%	8.4%
Adjusted operating income
Consumer segment	9.7%	0.3%	9.4%
Industrial segment	43.1%	(1.20)%	44.3%
Total adjusted operating income	18.4%	(0.10)%	18.5%

	Nine Months Ended August 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	4.8%	—%	4.8%
EMEA	(5.30)%	(1.30)%	(4.00)%
Asia/Pacific	6.6%	(3.80)%	10.4%
Total consumer segment	2.8%	(0.80)%	3.6%
Industrial segment
Americas	6.2%	(0.80)%	7.0%
EMEA	16.7%	(8.90)%	25.6%
Asia/Pacific	7.7%	(2.10)%	9.8%
Total industrial segment	8.4%	(2.50)%	10.9%
Total net sales	5.0%	(1.50)%	6.5%
Adjusted operating income
Consumer segment	6.8%	(0.50)%	7.3%
Industrial segment	21.3%	(4.60)%	25.9%
Total adjusted operating income	10.9%	(1.70)%	12.6%
To present the percentage change in projected 2017 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2017 and are compared to the 2016 results, translated into U.S. dollars using the same 2017 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2016. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2016 or projected shares outstanding for fiscal year 2017, as appropriate.
Fiscal year 2016 actual results and 2017 projections

(in millions except per share data)	Twelve Months Ended
	2017 Projection	11/30/16
Operating income		$641.0
Impact of special charges		16.0
Adjusted operating income		$657.0

Earnings per share - diluted	$3.69 to $3.73	$3.69
Impact of special charges, including special charges attributable to non-controlling interests, transaction and integration expenses	0.43	0.09
Impact of other debt costs	0.08	—
Adjusted earnings per share - diluted	$4.20 to $4.24	$3.78

Percentage change in sales	9% to 10%
Impact of foreign currency exchange rates	(1)%
Percentage change in sales on constant currency basis	10% to 11%

Percentage change in adjusted operating income	20% to 21%
Impact of foreign currency exchange rates	(1)%
Percentage change in adjusted operating income on constant currency basis	21% to 22%

Percentage change in adjusted earnings per share	11% to 12%
Impact of foreign currency exchange rates	(1)%
Percentage change in adjusted earnings per share on constant currency basis	12% to 13%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected impact of productivity improvements, including those associated with comprehensive continuous improvement and McCormick global enablement, the expected working capital improvements, expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; difficulties or delays in the successful transition of RB Foods from the information technology systems of the seller to those of McCormick as well as risks associated with the integration and transition of the operations, systems and personnel of the RB Foods, within the term of the six-month post-closing transition services agreement between McCormick and the seller;  issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on reacting to certain economic and industry conditions and our ability to borrow or the cost of any such additional borrowing; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com
#  #  #
For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
Net sales	$1,185.2	$1,091.0	$3,343.2	$3,184.5
Cost of goods sold	700.8	637.1	2,001.2	1,892.8
Gross profit	484.4	453.9	1,342.0	1,291.7
Gross profit margin	40.9%	41.6%	40.1%	40.6%
Selling, general and administrative expense	286.5	281.8	869.0	860.0
Transaction and integration expenses	24.5	—	24.5	—
Special charges	4.7	4.3	13.0	9.8
Operating income	168.7	167.8	435.5	421.9
Interest expense	21.5	14.1	50.9	41.7
Other debt costs	15.4	—	15.4	—
Other income, net	1.2	0.2	2.5	2.0
Income from consolidated operations before income taxes	133.0	153.9	371.7	382.2
Income taxes	33.0	34.3	93.6	91.5
Net income from consolidated operations	100.0	119.6	278.1	290.7
Income from unconsolidated operations	8.2	8.1	23.6	24.2
Net income	$108.2	$127.7	$301.7	$314.9

Earnings per share - basic	$0.86	$1.01	$2.40	$2.48

Earnings per share - diluted	$0.85	$1.00	$2.37	$2.46

Average shares outstanding - basic	126.3	126.4	125.5	126.8
Average shares outstanding - diluted	127.8	127.9	127.2	128.2

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2017	August 31, 2016
Assets
Cash and cash equivalents	$166.1	$134.2
Trade accounts receivable, net	556.2	445.3
Inventories	835.8	760.3
Prepaid expenses and other current assets	84.5	80.4
Total current assets	1,642.6	1,420.2
Property, plant and equipment, net	765.4	641.1
Goodwill	4,503.3	1,813.3
Intangible assets, net	3,091.5	433.6
Investments and other assets	378.9	370.1
Total assets	$10,381.7	$4,678.3

Liabilities
Short-term borrowings and current portion of long-term debt	$674.7	$559.9
Trade accounts payable	516.9	361.0
Other accrued liabilities	542.6	419.5
Total current liabilities	1,734.2	1,340.4
Long-term debt	4,702.3	1,056.7
Deferred taxes	1,106.3	122.7
Other long-term liabilities	305.6	383.9
Total liabilities	7,848.4	2,903.7
Shareholders’ equity
Common stock	1,663.6	1,082.9
Retained earnings	1,123.9	1,074.7
Accumulated other comprehensive loss	(265.9)	(400.2)
Non-controlling interests	11.7	17.2
Total shareholders’ equity	2,533.3	1,774.6
Total liabilities and shareholders’ equity	$10,381.7	$4,678.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2017	August 31, 2016
Operating activities
Net income	$301.7	$314.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89.6	82.3
Stock based compensation	18.4	19.8
Income from unconsolidated operations	(23.6)	(24.2)
Changes in operating assets and liabilities	(98.5)	(93.4)
Settlement of forward-starting interest rate swaps	(2.9)	—
Dividends from unconsolidated affiliates	18.3	23.0
Net cash flow provided by operating activities	303.0	322.4

Investing activities
Acquisition of businesses (net of cash acquired)	(4,327.4)	(116.2)
Capital expenditures	(108.4)	(87.9)
Proceeds from corporate life insurance	—	1.4
Proceeds from sale of property, plant and equipment	0.7	0.9
Net cash flow used in investing activities	(4,435.1)	(201.8)

Financing activities
Short-term borrowings, net	(43.3)	419.9
Long-term debt borrowings	3,977.6	—
Payment of debt issuance costs	(6.1)	—
Long-term debt repayments	(3.9)	(202.0)
Proceeds from exercised stock options	26.5	35.9
Taxes withheld and paid on employee stock awards	(5.4)	(3.5)
Payment of contingent consideration	(19.7)	—
Purchase of minority interest	(1.2)	—
Issuance of common stock non-voting	554.9	—
Payment of costs related to issuance of common stock non-voting	(0.9)	—
Common stock acquired by purchase	(135.8)	(178.9)
Dividends paid	(176.0)	(163.6)
Net cash flow provided by (used in) financing activities	4,166.7	(92.2)

Effect of exchange rate changes on cash and cash equivalents	13.1	(6.8)
Increase in cash and cash equivalents	47.7	21.6
Cash and cash equivalents at beginning of period	118.4	112.6

Cash and cash equivalents at end of period	$166.1	$134.2